Exhibit 99.1

BriaCell Reports Positive Breast Cancer Efficacy Data with Bria-IMT™ Immunotherapy Treatment at SITC Annual Meeting

●	Bria-IMT™ regimen in combination with Incyte’s retifanlimab produced evidence of disease control, tumor shrinkage, and potential survival benefit amongst BriaCell’s recent 12 patient cohort in advanced breast cancer.
●	The regimen remains well tolerated as recently reported in Phase I evaluation.
●	70% of patients showed either disease control or progression-free survival (PFS) benefits compared with their last therapy.
●	Prior to enrollment, the 12 patients in the cohort had already been unsuccessfully heavily pre-treated with at least 2 prior therapy regimens, further underscoring BriaCell’s positive patient outcomes.

PHILADELPHIA, PA and VANCOUVER, British Columbia, November 10, 2022— BriaCell Therapeutics Corp. (Nasdaq: BCTX, BCTXW) (TSX: BCT) (“BriaCell” or the “Company”), a clinical-stage biotechnology company specializing in targeted immunotherapies for cancer, is pleased to announce positive initial efficacy data in its 2021-2022 cohort of 12 advanced breast cancer patients. Disease control, tumor shrinkage, and potential survival benefit were observed amongst 12 patients in the Phase I/IIa clinical study of Bria-IMT™ in combination with Incyte’s retifanlimab.

“We are very pleased to report that our combination therapy with Incyte’s retifanlimab produced clear evidence of tumor shrinkage and showed potential survival benefit in heavily pre-treated advanced breast cancer patients,” stated Dr. William V. Williams, BriaCell’s President & CEO. “We interpret these results to offer a potential opportunity for treatment in otherwise terminal patients. It’s very important to emphasize that these responses and clinical benefit occurred in women with advanced-stage breast cancer who have exhausted other treatment options.”

This information is summarized in BriaCell’s poster session at the Society for Immunotherapy of Cancer (SITC) 37th Annual Meeting, held November 10-12, 2022, in Boston, Massachusetts. The poster session highlights BriaCell’s novel off-the-shelf personalized cellular therapy approach to immunotherapy treatment.

Title: An off-the-shelf personalized cellular approach to immunotherapy for the treatment of advanced solid tumors.

Abstract Number: 257

Location: Omni Boston Hotel, 450 Summer Street, Boston, Massachusetts 02210, Poster Hall, Hall C

Date and Time: November 10, 2022, 9:00 am – 9:00 pm

Bria-IMT™ regimen combined with Incyte’s retifanlimab

Seventy percent of evaluable patients participating in the Phase I/IIa clinical study showed either disease control or progression-free survival (PFS) benefits compared with their last therapy regimen. Disease control rate (DCR) of 57% (4/7) was observed in evaluable patients, measured as the percentage of patients who have achieved certain clinical end points (i.e. complete response, partial response and stable disease). DCR is used in cancer clinical trials to measure the clinical effectiveness of a treatment. PFS is the time period during which a patient’s cancer does not get worse, commonly used as a key survival and efficacy measurement compared to the PFS values of their previous therapy regimen.

Prior to enrollment in the study, the 12 patients in the cohort had already been unsuccessfully heavily pre-treated or were in the terminal stage of breast cancer, further underscoring the uniquely positive outcome BriaCell’s treatment has achieved. The 12 patients had each failed at least 2 prior systemic therapy regimens (including chemotherapy, biological and “targeted” therapy).

Disease control rates of the study are impressive in our view, suggesting robust clinical efficacy of the combination treatment. Importantly, we are very encouraged by the early PFS data in our ongoing study, since it is commonly known in cancer therapy that PFS values typically drop from one therapy to the next in advanced cancers. Please note that the PFS data is early data, as patients continue to remain in the study. The positive PFS trend BriaCell has observed in this patient cohort highlights the effectiveness of BriaCell’s treatment without harmful side effects.

The study, recently awarded U.S. Food and Drug Administration (“FDA”) fast track designation, continues with additional clinical data forthcoming.

In summary, these findings show evidence of clinical and survival benefits in heavily pre-treated advanced breast cancer patients, suggesting an additive or synergistic effect of Bria-IMT™ in combination with PD-1 inhibitors, and supporting the strategy of using the Bria-IMT™ combination regimen with retifanlimab for the treatment of advanced breast cancer patients. Overall, we are very impressed by the clinical data of the combination study to date and look forward to sharing additional data at the upcoming SABCS conference in December.

Evidence of immune system activation by Bria-OTS+™ and Bria-PROS™

BriaCell’s poster presentation highlights the development details and activities of BriaCell’s next generation (enhanced version) off-the-shelf personalized immunotherapies.

BriaCell has recently developed its novel next generation off-the-shelf personalized immunotherapies, including Bria-OTS+™, and Bria-PROS™, that are designed to produce several immune activating molecules in addition to their original immune activating mechanisms for increased efficacy. This represents a significant advancement in BriaCell’s novel off-the-shelf personalized immunotherapy technology.

Both Bria-OTS+™ for advanced breast cancer, and Bria-PROS™ for advanced prostate cancer, were able to activate naïve T cells, suggesting their potential capabilities to produce very strong immune responses in patients. Results show that the very strong immune responses observed may be due to: 1) direct activation of the components of the immune system such as naïve T cells, and 2) indirect activation of the immune system components via production of immune activating molecules.

We are impressed with the data showing very strong immune responses for both Bria-OTS+™ and Bria-PROS™. We expect both Bria-OTS+™ and Bria-PROS™ to boost the immune system response and produce strong anti-tumor responses in patients with advanced breast cancer and prostate cancer, respectively.

A copy of the poster will be posted at the following: https://briacell.com/novel-technology/scientific-publications/.

About BriaCell Therapeutics Corp.

BriaCell is an immuno-oncology-focused biotechnology company developing targeted and effective approaches for the management of cancer. More information is available at https://briacell.com/.

Safe Harbor

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Examples of forward-looking statements in this news release include statements that the Company makes regarding the potential opportunity for treatment in terminal patients; the effect(s) of Bria-IMT™ on patients, including the ability of Bria-IMT™ to control disease, shrink tumors, and produce potential survival benefit; the clinical efficacy of the Bria-IMT™ combination treatment; the effectiveness of BriaCell’s treatment without harmful side effects; the potential success of the Bria-IMT™ program and the ability of the Company to further advance its clinical study. Forward-looking statements are based on BriaCell’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully under the heading “Risks and Uncertainties” in the Company’s most recent Management’s Discussion and Analysis, under the heading “Risk Factors” in the Company’s most recent Annual Information Form, and under “Risks and Uncertainties” in the Company’s other filings with the Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission, all of which are available under the Company’s profiles on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Forward-looking statements contained in this announcement are made as of this date, and BriaCell Therapeutics Corp. undertakes no duty to update such information except as required under applicable law.

Neither Toronto Stock Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Toronto Stock Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information

Company Contact:
William V. Williams, MD

President & CEO
1-888-485-6340
info@briacell.com

Media Relations:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com

Investor Relations Contact:
CORE IR
investors@briacell.com